                                                                     EXHIBIT 4.1


                    7 1/2% Senior Subordinated Notes due 2013

CUSIP No. 743977 AF 7                                               $200,000,000

                           PROVINCE HEALTHCARE COMPANY

promises to pay to Cede & Co. or registered assigns, the principal sum of TWO HUNDRED MILLION DOLLARS ($200,000,000) on June 1, 2013.

                  Interest Payment Dates:  June 1 and December 1

                  Record Dates:  May 15 and November 15

                  Dated:  May 27, 2003

                                     PROVINCE HEALTHCARE COMPANY

                                     By:
                                          --------------------------------------
                                     Name:
                                     Title:


                                     By:
                                          --------------------------------------
                                     Name:
                                     Title:


This is one of the Notes
referred to in the within-
mentioned Indenture:

U.S. BANK TRUST NATIONAL ASSOCIATION,
as Trustee

By:
     ---------------------------------
           Authorized Signature

                    7 1/2% Senior Subordinated Notes due 2013

                  This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depository or a nominee of the Depository. This Security is exchangeable for Securities registered in the name of a Person other than the Depository or its nominee only in the limited circumstances described in the Indenture, and may not be transferred except as a whole by the Depository to a nominee of the Depository, by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such a successor Depository.

                  Unless and until it is exchanged in whole or in part for Notes in definitive form, this Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) ("DTC"), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

                  Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

                  1. INTEREST. Province Healthcare Company, a Delaware corporation (the "Company") promises to pay interest on the principal amount of this Note at 7 1/2% per annum from May 27, 2003 until June 1, 2013. The Company shall pay interest, semi-annually in arrears on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be December 1, 2003. The Company shall pay interest (including post-petition interest to the extent allowed in any proceeding under any Bankruptcy Law) on overdue principal from time to time on demand at a rate equal to the per annum rate on the Notes then in effect; it shall pay interest (including post-petition interest to the extent allowed in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

                  2. METHOD OF PAYMENT. The Company will pay principal, premium, if any, and interest on the Notes in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company, however, may pay principal, premium, if any, and interest by check payable in such money. It may mail an interest check to a Holder's registered address.

                  3. PAYING AGENT, REGISTRAR AND SERVICE AGENT. Initially, U.S. Bank Trust National Association, the Trustee under the Indenture, will act as Paying Agent, Registrar and Service Agent. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent, Service Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

                  4. INDENTURE. The Company issued the Notes under an Indenture dated as of May 27, 2003 (the "Base Indenture") as supplemented by a First Supplemental Indenture dated as of May 27, 2003 (the "Supplemental Indenture" and, together with the Base Indenture, the "Indenture") among the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes issued under the Indenture are subordinated unsecured obligations of the Company limited to $200,000,000 in aggregate principal amount.

                  5.       OPTIONAL REDEMPTION.

                  (a) Except as set forth in paragraph (b) of this Section 5, the Company shall not have the option to redeem the Notes pursuant to this
Section 5 prior to June 1, 2008. On or after June 1, 2008, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below (subject to the right of Holders of record on relevant record dates to receive interest due on an interest payment date):

          Year                                  Redemption Price
          ----                                  ----------------
          2008                                      103.750%
          2009                                      102.500%
          2010                                      101.250%
          2011 and thereafter                       100.000%

                  (b) Notwithstanding the provisions of paragraph (a) of this Section 5, at any time and from time to time prior to June 1, 2006, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes originally issued hereunder within 60 days of one or more Public Equity Offerings with the net proceeds of such offering at a redemption price of 107.500% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on relevant record dates to receive interest due on an interest payment date); provided that, after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes remains outstanding.

                  6.       NOTICE OF REDEMPTION.

                  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed at such Holder's address of record. The Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000, unless all the Notes held by a Holder are to be redeemed. In the event of a redemption of less than all of the Notes, the Notes will be chosen for redemption by the Trustee in accordance with the Indenture. On and after the redemption date, interest ceases to accrue on the Notes or portions of them called for redemption.

                  If this Note is redeemed subsequent to a Record Date with respect to any Interest Payment Date specified above and on or prior to such Interest Payment Date, then any accrued interest will be paid to the Person in whose name this Note is registered at the close of business on such Record Date.

                  7. MANDATORY REDEMPTION. Except as set forth in paragraph 8 below, the Company shall not be required to repurchase or to make mandatory redemption payments with respect to the Notes. There are no sinking fund payments with respect to the Notes.

                  8. REPURCHASE AT OPTION OF HOLDER. This Note is subject to repurchase by the Company at the option of the Holder upon the circumstances set forth in Sections 4.11 and 4.15 of the Indenture.

                  9. SUBORDINATION. The payment of the principal of, interest on or any other amounts due on the Notes is subordinated in right of payment to all existing and future Senior Indebtedness of the Company, as described in the Indenture. Each Holder, by accepting a Note, agrees to such subordination and authorizes and directs the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and appoints the Trustee as its attorney-in-fact for such purpose.

                  10. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

                  11. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

                  12. AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture with respect to the Notes or the Notes may be amended or supplemented with the written consent of the Holders of a majority in principal amount of the Notes and any existing default or compliance with any provision of the Indenture with respect to the Notes or the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes (including, in each case, Additional Notes, if any). Without the consent of any Holder of the Notes, the Indenture with respect to the Notes or the Notes may be amended or supplemented to, in addition to other events more fully described in the Indenture, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes, provide for the assumption of the Company's obligations to Holders of the Notes in the case of a merger or consolidation, make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA.

                  13. DEFAULTS AND REMEDIES. An Event of Default with respect to the Notes occurs upon the occurrence of any of the following events:
(a) default in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days, whether or not such payment shall be prohibited by the subordination provisions of Article XIII of the Indenture; (b) default in the payment of the principal of, or premium, if any, on, any Note when the same becomes due and payable at Maturity (upon acceleration, optional redemption, mandatory redemption, required purchase or otherwise), whether or not such payment shall be prohibited by the subordination provisions of Article XIII of the Indenture; (c) default in the performance, or breach, of the provisions described in Section 5.1 of the Indenture, the failure to make or consummate a Change in Control Offer in accordance with the provisions of Section 4.15 of the Indenture or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of Section 4.11 of the Indenture; (d) default in the performance, or breach, of any covenant or warranty of the Company or any Guarantor contained in the Indenture or any Note Guarantee (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (a), (b) or (c) hereof) and continuance of such default or breach for a period of 30 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; (e) (A) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Restricted Subsidiary aggregating $10,000,000 or more, when the same becomes due and payable at the Stated Maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (B) Indebtedness of the Company or any Restricted Subsidiary aggregating $10,000,000 or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the Stated Maturity thereof; (f) one or more final, non-appealable judgments or orders shall be rendered against the Company or any Restricted Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $10,000,000 (net of any amounts to the extent that they are covered by insurance) and shall not be discharged or fully bonded and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; (g) any Note Guarantee of a Material Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary ceases to be in full force and effect or is declared null and void or any Material Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary denies that it has any further liability under any Note Guarantee, or gives notice to such effect (other than by reason of the termination of this Indenture or the release of any such Note Guarantee in accordance with this Indenture); or (h) certain events of bankruptcy or insolvency with respect to the Company or any Material Subsidiary or group of Restricted Subsidiaries that taken together, would constitute a Material Subsidiary.

                  If an Event of Default with respect to Securities of any Series at the time outstanding occurs and is continuing (other than an Event of Default referred to in clause (h) of the foregoing paragraph), then in every such case the Trustee or the Holders of not less than 25% in principal amount of the outstanding Securities of that Series may declare the principal amount (or, if any Securities of that Series are Discount Securities, such portion of the principal amount as may be specified in the terms of such Securities) of, premium, if any, and accrued and unpaid interest, if any, on all of the Securities of that Series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) and accrued and unpaid interest, if any, shall become immediately due and payable. If an Event of Default specified in clause (h) of the foregoing paragraph shall occur, the principal amount (or specified amount) of, premium, if any, and accrued and unpaid interest, if any, on all outstanding Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

                  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take thereto.

                  14. SUBSIDIARY GUARANTEES. Payment of principal of, premium, if any, and interest (including interest on overdue principal, if any, and interest, if lawful) on the

Notes may be guaranteed under certain circumstances on an unsecured, senior subordinated basis by the Guarantors pursuant to Section 4.17 and Article XII of the Indenture.

                  15. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

                  16. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator or stockholder, as such, of the Company or any Guarantor shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note and the related Subsidiary Guarantees waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

                  17. AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

                  18. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

                  19. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

                  The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

                           Province Healthcare Company
                           105 Westwood Place, Suite 400
                           Brentwood, Tennessee 37027
                           Attention:  Howard T. Wall III, Esq.

                                 ASSIGNMENT FORM

         To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to


--------------------------------------------------------------------------------
                  (Insert assignee's soc. sec. or tax I.D. no.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              (Print or type assignee's name, address and zip code)

and irrevocably appoint ________________________________________________________
to transfer this Note on the books of the Company. The agent may substitute another to act for him.


--------------------------------------------------------------------------------



Date:
       ---------------

Your Signature:
                ----------------------------------------------------------------

(Sign exactly as your name appears on the face of this Note)

                       OPTION OF HOLDER TO ELECT PURCHASE

                  If you want to elect to have this Note purchased by the Company pursuant to Section 4.11 or 4.15 of the Indenture, check the box below:

                           / / Section  4.11

                           / / Section  4.15

                  If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.15 of the Indenture, state the amount you elect to have purchased: $________

Date:                           Your Signature:
     -----------------------                     -------------------------------
                                (Sign exactly as your name appears on the Note)

                                Tax Identification No.:
                                                       -------------------------

                         SCHEDULE OF EXCHANGES OF NOTES

                  The following exchanges of a part of this Global Note for other Notes have been made:

                            Amount of              Amount of          Principal Amoutn of       Signature of
                           decrease in             increase in         this Global Note      authorized officer
                        Principal Amount        Principal Amount         decrease (or           of Trustee or
Date of Exchange       of this Global Note    of this Global Note          increase)            Service Agent
----------------       -------------------    -------------------     --------------------   -----------------




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